EXHIBIT 21

Matson, Inc.

Subsidiaries as of February 1, 2017

ABHI-Crockett, Inc.	Hawaii
Aero Logistics, LLC	Delaware
Alaska Freight Express, LLC	Washington
HL Distribution Service, LLC	Delaware
Horizon Lines Alaska Terminals, LLC	Delaware
Horizon Lines Alaska Vessels, LLC	Delaware
Horizon Lines Holding Corp.	Delaware
Horizon Lines Merchant Vessels, LLC	Delaware
Horizon Lines of Guam, LLC	Delaware
Horizon Lines of Puerto Rico, LLC	Delaware
Horizon Lines Vessels, LLC	Delaware
Horizon Lines, LLC	Delaware
Horizon Logistics, LLC	Delaware
Horizon Services Group, LLC	Delaware
Matson (Antigua) Limited	Antigua and Barbuda
Matson Alaska, Inc.	Delaware
Matson Cook Islands Limited	Cook Islands
Matson Logistics (India) Private Limited	India
Matson Logistics (Shanghai) Co., Ltd.	China
Matson Logistics Holding Company, LLC	Delaware
Matson Logistics Limited	Hong Kong
Matson Logistics Services, LLC	Hawaii
Matson Logistics Warehousing, Inc.	Hawaii
Matson Logistics, Inc.	Hawaii
Matson Navigation Company of Alaska Payroll Agent, LLC	Delaware
Matson Navigation Company of Alaska, LLC	Delaware
Matson Navigation Company, Inc.	Hawaii
Matson Navigation Vessels, LLC	Delaware
Matson Shipping (Hong Kong) Limited	Hong Kong
Matson Shipping (Shanghai) Co., Ltd.	China
Matson South Pacific Holdco Limited	New Zealand
Matson South Pacific Limited	New Zealand
Matson Terminals, Inc.	Hawaii
Matson Ventures, Inc.	Hawaii
Midnight Sun Transportation Services, LLC	Alaska
Reef Nauru II Shipping Limited	Antigua and Barbuda
Reef Nauru Limited	New Zealand
Road Raiders Inland, Inc.	Delaware
Road Raiders Logistics, Inc.	Delaware
Road Raiders Technology, Inc.	Delaware
Road Raiders Transportation, Inc.	Delaware
Span Acquisition Company, LLC	Delaware
Span Intermediate LLC	Delaware
Span-Alaska Transportation, LLC	Washington
Tranz Pacific Management Limited	New Zealand